Exhibit 4-B

GLOBAL SECURITY

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

TECH DATA CORPORATION

3.700% Senior Note due 2022

PRINCIPAL AMOUNT: $500,000,000

CUSIP: 878237 AG1

No.: R-001

TECH DATA CORPORATION, a Florida corporation (the “Company”, which term includes any successor thereto under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) (or such other principal amount as shall be set forth in the Schedule of Increases or Decreases in Note attached hereto) on February 15, 2022, in the coin or currency of the United States, and to pay interest thereon from January 31, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2017, on said principal sum at said office or agency, in like coin or currency, at the rate of 3.700% per annum, on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at such rate on any overdue principal and premium and on any overdue installment of interest; provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Register or by wire transfer as provided in the Indenture.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the person in whose name this Security (or one or more

Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as, more fully provided in said Indenture.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, TECH DATA CORPORATION has caused this Note to be duly executed.

TECH DATA CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication: January 31, 2017

MUFG UNION BANK N.A. as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

TECH DATA CORPORATION

3.700% Senior Note due 2022

General

This Note is one of a duly authorized issue of securities of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of January 17, 2017 (the “Indenture”), duly executed and delivered by the Company to MUFG Union Bank, N.A., as Trustee (the “Trustee,” which term includes any successor trustee), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 3.700% Senior Notes due 2022 of the Company (the “Notes”), limited in aggregate principal amount to $500,000,000; provided, however, that the Company, without notice to or consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for issue date, public offering price and, if applicable, the date from which interest accrues and the first Interest Payment Date). Any additional Securities shall be issued under a separate CUSIP number unless: (i) the additional notes and the outstanding notes of the original series are treated as part of the same “issue” of debt instruments for U.S. Federal income tax purposes, (ii) such additional notes have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (iii) such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest on overdue principal, premium, if any, and, to the extent lawful, on overdue installments of interest at the rate per annum borne by this Note. If a payment date is not a Business Day as defined in the Indenture at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof and the interest accrued hereon, if any, may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions that provide that the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of amending any provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of such series to be affected with the written consent of the Holders of a majority in principal amount of the Outstanding Securities of such series affected by such amendment voting separately; provided that, without the consent of each Holder of the Securities of each series affected thereby, an amendment may not: (i) extend the Stated Maturity of the principal of, or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Currency in which the principal of and premium, if any, or interest on such Security is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or materially adversely affect the economic terms of the Holder’s right to convert or exchange any Security as may be provided in the Indenture; (ii) reduce the percentage in principal amount of the Outstanding Securities of any series, the consent of whose Holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults hereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions of the Indenture governing amendments or waivers with the consent of Holders except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; or (iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

It is also provided in the Indenture that, subject to certain conditions and exceptions, the Holders of a majority in aggregate principal amount of a series of Securities at the time Outstanding may on behalf of the Holders of all of the Securities of such series waive any past Default or Event of Default hereunder and its consequences except a Default in the payment of interest or any premium on or the principal of the Securities of such series or a Default in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series. Upon any such waiver, the Company, the Trustee and the Holders of the Securities of such series shall be restored to their former positions and rights under the Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner, at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes will be issued in fully registered form without coupons in minimum denominations of $2,000 and multiples of $1,000 in excess thereof and are transferable and exchangeable at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, and in the manner and subject to the limitations provided in the Indenture.

Upon due presentment for registration of transfer of this Note at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions hereof, interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any penalty or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein that are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

Optional Redemption

At any time prior to the Par Call Date (as defined below), the Company shall have the right at its option to redeem the Notes, in whole or from time to time in part, at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; or

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) from the Redemption Date to the Par Call Date, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate plus 30 basis points, together with, accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the Redemption Date.

At any time on or after the Par Call Date, the Company shall have the right at its option to redeem the Notes, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus, accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date.

For the purposes of determining the Redemption Price, “Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming, for this purpose, such Notes mature on the Par Call Date). “Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date. As used in the immediately preceding sentence and in the definition of “Treasury Rate” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close. “Reference Treasury Dealer” means (1) each of Citibank Global Markets Inc., J.P. Morgan Securities LLC and

Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company.

“Par Call Date” means January 15, 2022.

Special Mandatory Redemption

In the event the closing of the Proposed Acquisition has not occurred on or prior to the earlier of (i) June 19, 2017 (provided that, if the termination date of the Acquisition Agreement is extended, this date will also be extended to the same extended termination date, but in no case will this date be extended beyond September 15, 2017) and (ii) the date the Acquisition Agreement is terminated (each, a “Special Mandatory Redemption Event”), the Company shall redeem the Notes in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest on the principal amount of the Notes to, but not including, the Special Mandatory Redemption Date (as defined below). Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 10 Business Days following such Special Mandatory Redemption Event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each holder at its registered address (such date of notification to the holders, the “Redemption Notice Date”). The notice will inform holders that the Notes will be redeemed on the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) and that all of the outstanding Notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the Notes. At or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date. There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of the holders of the Notes.

For purposes of the immediately preceding paragraph, the following terms have the following definitions:

“Acquisition Agreement” means the interest purchase agreement signed September 19, 2016 between the Company and Avnet Inc. to acquire all the shares of AVT Technology Solutions LLC and TS Divestco B.V., which will hold all assets and liabilities primarily relating to the technology solutions business of Avnet Inc.

“Proposed Acquisition” means the proposed acquisition by the Company of all the shares of AVT Technology Solutions LLC and TS Divestco B.V., which will hold all assets and liabilities primarily relating to the technology solutions business of Avnet Inc., pursuant to the Acquisition Agreement.

Interest Rate Adjustment

The annual interest rate payable on the Notes shall be subject to adjustment from time to time if either Moody’s or S&P (each as defined in “—Change of Control Offer” below) or, if applicable, any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement for Moody’s or S&P, as the case may be, (each, a “Substitute Rating Agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes, in the manner described below. Each of Moody’s, S&P and any Substitute Rating Agency is an “Interest Rate Rating Agency,” and together they are “Interest Rate Rating Agencies.”

If the rating assigned by Moody’s (or, if applicable, any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase such that it shall equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—S&P Rating”):

Moody’s* Rating:	Interest Rate Increase:
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating assigned by Moody’s (or, if applicable, any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase such that it shall equal the interest rate payable on the Notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—Moody’s Rating”):

S&P Rating*:	Interest Rate Increase:
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes has been increased and any of the Interest Rate Rating Agencies subsequently upgrades its rating of the Notes, the interest rate on the Notes shall be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any Substitute Rating Agency) subsequently upgrades its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any

Substitute Rating Agency) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes shall be decreased to the interest rate payable on the Notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Notes shall be decreased so that it does not reflect any increase attributable to the upgrading Interest Rate Rating Agency). In addition, the interest rates on the Notes shall permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by any of the Interest Rate Rating Agencies) if the Notes become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, any Substitute Rating Agency), respectively (or one of these ratings if the Notes are only rated by one rating agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate on the Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

No adjustments in the interest rate of the Notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating on the Notes. If at any time less than two Interest Rate Rating Agencies provide a rating of the Notes for reasons beyond the Company’s control, the Company shall use its commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency shall be substituted for the last Interest Rate Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes shall increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency).

For so long as only one Interest Rate Rating Agency provides a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the Interest Rate Rating Agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as no Interest Rate Rating Agency provides a rating of the Notes, the interest rate on the Notes shall increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

Any interest rate increase or decrease described above shall take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. If any Interest Rate Rating Agency changes its rating of the Notes more than once prior to any particular Interest Payment Date, the last change by such agency prior to such Interest Payment Date shall control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such rating agency’s action. If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, shall be deemed to include any such additional interest unless the context otherwise requires.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes as provided under the Optional Redemption described above, the Company shall be required to make an offer to each Holder of Notes to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control (as defined below) but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Company has exercised its right to redeem the Notes as provided under the Optional Redemption described above, the Company shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase Notes on the date specified in the notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful (a) accept for payment all Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer; (b) deposit with the Paying Agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Company shall comply, to the extent applicable, with the requirements of Rule 14(e)-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations in connection with the purchase of Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations by virtue thereof.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” attached hereto completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date).

For purposes of the Change of Control Offer provisions, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares; (c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; (d) the first day on which the majority of the members of the Company’s board of directors cease to be Continuing Directors; or (e) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who (a) was a member of such board of directors on January 24, 2017 or (b) was nominated for election, elected or appointed to the Company’s board of directors with the approval of a majority of the continuing directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided that, if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Company shall appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act.

“Ratings Event” means ratings of the Notes are lowered by each of the Rating Agencies and the Notes rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Restrictive Covenants

Restrictions on Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, create or incur any Lien on any shares of stock of a Restricted Subsidiary or Principal Property of the Company or of a Restricted Subsidiary, whether those shares of stock of a Restricted Subsidiary or Principal Property are owned at the date hereof or acquired afterwards, unless the Company secures or causes the applicable Restricted Subsidiary to secure the debt securities outstanding under the Indenture (together with any other indebtedness or other obligations the terms of which (or the terms of any agreement evidencing or relating to which) require that such indebtedness be so secured) equally and ratably with (or, at the Company’s option, prior to) all indebtedness secured by the particular Lien, so long as the indebtedness is so secured.

This covenant does not apply in the case of: (a) the creation of any Lien on any shares of stock of a Subsidiary or any Principal Property acquired after the date hereof (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary, contemporaneously with that acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock of a Subsidiary or any Principal Property acquired after the date hereof existing at the time of the acquisition, or the acquisition of any shares of stock of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of stock of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property; (b) any Lien on any shares of stock of a Subsidiary or any Principal Property existing on the date hereof; (c) any Lien on any shares of stock of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary; (d) any Lien on any Principal Property being constructed or improved securing loans to finance the construction or improvements of that property; (e) any Lien created by a lease of any Principal Property, which under GAAP as in effect as of the date hereof would be characterized as an operating lease, whether entered into before or after the date hereof, including Liens arising under or in connection with (i) the Synthetic Lease Facility or any refinancing, renewal or restructuring of the Synthetic Lease Facility; and (ii) any remarketing or purchase by the Company of, or any other action taken by the Company with respect to, any Principal Property subject to the Synthetic Lease or any refinancing, renewal or restructuring thereof to the extent permitted thereby; (f) any Lien on shares of stock of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations, including, without limitation, industrial revenue bonds and similar financings; (g) any mechanics’, materialmen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet due or that are being contested in good faith; (h) any Lien on any shares of stock of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith; (i) any Lien on any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed; (j) any landlord’s Lien on fixtures located on premises leased by the Company or a Restricted Subsidiary in the ordinary course of business, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved; and (k) any renewal or extension of or substitution for any Lien permitted by any of the preceding clauses, provided that, in the case of a Lien permitted under clauses (a), (b) or (d), the indebtedness secured is not increased nor the Lien extended to any additional assets.

Notwithstanding the restrictions set forth above, the Company or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets of the Company.

Restrictions on Sale and Leaseback Transactions involving Principal Properties.

The Company shall not, and shall not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or to a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of the Company’s Principal Property, with the intention of taking back a lease of such Principal Property, except a lease for a period of three years or less at the end of which it is intended that the use of that Principal Property by the lessee will be discontinued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any Principal Property and lease it back for a longer period: (a) if such Principal Property is subject to the Synthetic Lease Facility or any refinancing, renewal or restructuring thereof; (b) if the Company or such applicable Restricted Subsidiary would be entitled pursuant to the Restrictions on Liens described above to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding Notes; or (c) if the Company promptly informs the Trustee of the transaction, and the Company causes an amount equal to the fair value (as determined by resolution of its Board of Directors) of the Principal Property to be applied (1) to the purchase of other property that will constitute Principal Property having a fair value at least equal to the fair value of the Principal Property sold, or (2) to the retirement within 120 days after receipt of the proceeds of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary, including the Notes; provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation debt securities evidencing Funded Debt of the Company (which may include the Notes) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debt securities, and an Officer’s Certificate (which will be delivered to the applicable trustee) stating that the Company elects to deliver or cause to be delivered the debt securities in lieu of retiring Funded Debt as provided in this provision.

If the Company delivers debt securities to the applicable trustee and the Company duly delivers the Officer’s Certificate pursuant the preceding paragraph, the amount of cash that the Company shall be required to apply to the retirement of Funded Debt under this provision shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of the applicable debt securities so delivered or, if there are no such redemption prices, the principal amount of those debt securities. If the applicable debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash shall be reduced by the amount of principal of those debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the Indenture pursuant to which those debt securities were issued.

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions involving any Principal Property in addition to those permitted under the Restrictions on Liens described above, without any obligation to retire any outstanding Notes or other Funded Debt; provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets of the Company.

For the purposes of the foregoing restrictive covenants, the following definitions are applicable:

“Attributable Debt” means, as to any particular lease, the greater of (a) the fair market value of the property subject to the lease or (b) the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semi-annually.

“Consolidated Net Tangible Assets” means total assets after deducting all current liabilities and intangible assets as set forth in the Company’s most recent consolidated balance sheet and computed in accordance with GAAP.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined (a) indebtedness of the Company and its Restricted Subsidiaries incurred after the date hereof and secured by Liens created or assumed or permitted to exist pursuant to the Restrictions on Liens described above; and(b) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the last paragraph of the Restrictions on Sale and Leaseback Transactions Involving Principal Properties described above.

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

“GAAP” means generally accepted accounting principles in the United States at the date of any computation.

“Holder” or “Securityholder” mean the registered holder of any debt security with respect to registered securities and the bearer of any unregistered security or any coupon appertaining to it, as the case may be.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Indenture, the Company or any Subsidiary shall be deemed to own, subject to a Lien, any asset that the Company has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Principal Property” means the Company’s corporate headquarters and any warehouse or distribution center, together with any land, land improvements, buildings and fixtures related thereto, owned or leased at the date hereof or acquired after that date by the Company or any of its Restricted Subsidiaries and which is located within the United States, other than: (a) any property which in the opinion of the Company’s Board of Directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a Subsidiary of the Company (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States; and (b) which owns a Principal Property.

“Synthetic Lease Facility” means the Fourth Amended and Restated Lease Agreement, dated as of June 27, 2013, between the Company, as lessee, and SunTrust Bank, as lessor, and each Operative Agreement (as defined therein).

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                           Attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

     Signature:

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEE

[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to a Change of Control Offer, check the box below:

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If you want to elect to have only part of the Note purchased by the Company pursuant to a Change of Control Offer, state the amount you elect to have purchased: $

Date:

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                                           (Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $500,000,000. The following increases or decreases in a part of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee